QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

LIBERTY MEDIA REPORTS SECOND QUARTER FINANCIAL RESULTS

Solid Revenue and Adjusted OIBDA Growth at both Liberty Interactive Group and
Liberty Entertainment Group

Repurchases 18.1 million Liberty Capital Group Shares

        Englewood, Colorado, August 11, 2008—Liberty Media Corporation ("Liberty") (NASDAQ: LCAPA/B, LINTA/B and LMDIA/B) today reported second quarter results for Liberty Capital group, Liberty Interactive group and Liberty Entertainment group. Financial highlights for the quarter included:

  •
  Liberty Interactive group's revenue increased 9% and adjusted OIBDA increased 4%.

  •
  QVC's consolidated revenue increased 4% to $1.76 billion and adjusted OIBDA increased 1% to $387 million.

  •
  Starz Entertainment's revenue increased 8% and adjusted OIBDA increased 24%.

  •
  Repurchased 18.1 million Liberty Capital shares through July 31st, or 14% of shares outstanding.

  •
  Through the DIRECTV share buyback, Liberty's economic ownership of DIRECTV increased to over 49%, voting control remains at 48% per a standstill agreement.

1.
Please see page 10 of this press release for the definition of adjusted OIBDA and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment adjusted OIBDA for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP.

        "Liberty continued its solid operating and financial performance in a difficult environment. Several businesses, including DIRECTV, Starz, and our e-commerce companies, delivered excellent results," stated Liberty president and CEO Greg Maffei. "We also continued our focus on balance sheet management, taking advantage of market weakness to repurchase 18.1 million shares of Liberty Capital, reducing outstanding shares by 14%. DIRECTV also continued its buyback increasing our economic ownership to over 49%."

        During the quarter, Liberty announced the purchase of two e-commerce companies. The assets of Red Envelope, an online gift retailer, were purchased out of bankruptcy in June and will become part of the Provide Commerce portfolio which includes ProFlowers, Secret Spoon, Cherry Moon Farms and Shari's Berries. Further, Liberty signed a definitive agreement to purchase Celebrate Express, a leading online and catalog retailer of party supplies and costumes marketed under the brands Birthday Express, 1st Wishes and Costume Express. Celebrate Express' products and brand are complementary to BUYSEASONS, Inc., the Internet costume and party retailer acquired by Liberty Media in 2006, and creates the stand-out leader in the online party, costume and Halloween industry. This transaction is expected to close in September.

        LIBERTY INTERACTIVE GROUP—The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty's subsidiaries QVC, Provide Commerce, Backcountry.com, Inc., Bodybuilding.com, LLC and BUYSEASONS, Inc. and its 30% interest in IAC/InterActiveCorp, 24% interest in Expedia and 20% interest in GSI Commerce. Liberty has identified wholly-owned QVC, Inc. as the principal operating segment of Liberty Interactive group.

        Liberty Interactive group's revenue increased 9% and adjusted OIBDA increased 4% for the quarter. The increases are primarily driven by growth at QVC and Provide Commerce and the impact of the Backcountry.com, Inc. and Bodybuilding.com, LLC acquisitions in June 2007 and December 2007, respectively.

QVC

        QVC's consolidated revenue increased 4% in the second quarter to $1.76 billion and adjusted OIBDA increased 1% to $387 million.

        "The challenging economic environment continues, however we are pleased with our disciplined approach to margin, expense and capital management," stated Mike George, QVC President and CEO. "We are excited about several product, programming and distribution initiatives planned for the second half of the year to offer our customers a compelling shopping experience which will further differentiate us from other retailers. Internationally, Japan has been a bright spot as sales momentum continues to increase."

        QVC's domestic revenue decreased slightly in the second quarter to $1.181 billion. Adjusted OIBDA decreased 2% to $286 million in the quarter. For the quarter, the mix of product sold shifted to the accessories area from the home and jewelry categories. The average selling price increased 6% from $44.83 to $47.39 while the total number of units shipped declined 4% to 27.6 million from 28.8 million. Returns as a percent of gross product revenue increased due to product mix shifts and higher average selling prices. QVC.com sales as a percentage of domestic sales grew from 23% in the second quarter of 2007 to 25% in the second quarter of 2008. The domestic adjusted OIBDA margin decreased 50 basis points primarily due to the lower gross margin percentage as a result of lower initial product margins in the home and apparel product areas and higher freight and warehousing costs related to customer shipments.

        QVC's international revenue increased 14% in the second quarter to $580 million due to favorable foreign currency exchange rates and subscriber growth in the U.K. and Japan. Excluding the effect of exchange rates, international revenue increased in the UK by 3% and Japan by 10% and 3% overall. International adjusted OIBDA increased 11% in the second quarter from $91 million to $101 million. International adjusted OIBDA margins decreased 50 basis points primarily due to lower gross margins as a result of lower initial product margins and higher commissions expense as a percentage of net revenue due to new fixed-rate agreements in the U.K. and Japan. Excluding the effect of exchange rates, QVC's international adjusted OIBDA increased 1% in the second quarter.

        QVC U.K. revenue grew 3% in local currency in the second quarter. The UK experienced a slowdown in promotional category sales and softness in the home category. Units shipped increased 4% in the second quarter while average selling price declined 1%. QVC Japan's net revenue in local currency increased 10% for the second quarter, the first double digit quarter sales increase since the fourth quarter of 2006. Beginning in March 2007, QVC Japan faced a heightened regulatory focus on health and beauty product presentations. QVC Japan's results were favorably impacted as it anniversaries the impact of this to the business and it has shown productivity gains in the home, jewelry and fashion areas as it continues to successfully shift product away from health and beauty and into these categories. The German business experienced softness in the jewelry and apparel product categories resulting in a 3% decrease in net revenue in local currency for the second quarter. QVC Germany's average selling price increased slightly in local currency but units shipped decreased in the period by 2%. QVC Germany experienced a lower gross margin percentage primarily due to a higher inventory obsolescence provision.

        QVC's outstanding bank debt was $4.49 billion at June 30, 2008.

E-commerce Businesses

        Liberty Interactive's e-commerce businesses, which include Backcountry.com, Provide Commerce, Bodybuilding.com and BUYSEASONS, had strong financial results in the second quarter and continue to grow at a rapid pace. In the aggregate, the e-commerce businesses experienced revenue and adjusted OIBDA growth of 97% and 108%, respectively, primarily due to strong growth at Provide and the previously mentioned acquisitions. Assuming the businesses were all consolidated on January 1, 2007, revenue and adjusted OIBDA growth of these businesses would have been 41% and 75%, respectively, for the quarter. However, no assurance can be given that had the companies been consolidated from January 1, 2007, the results would not have been different.

Share Repurchases

        There were no share repurchases of Liberty Interactive stock during the second quarter of 2008. Currently, Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

        LIBERTY ENTERTAINMENT GROUP—The businesses and assets attributed to Liberty Entertainment group are engaged in, or are ownership interests in companies that are engaged in, television and internet distribution and programming, and currently include Liberty's subsidiaries Starz Entertainment, LLC ("Starz Entertainment"), FUN Technologies, Inc. ("FUN"), and the Liberty Sports Group, its equity affiliates GSN LLC and WildBlue Communications, Inc. and its interest in DIRECTV. Liberty has identified Starz Entertainment, LLC, a consolidated, wholly-owned subsidiary, as the principal operating segment of Liberty Entertainment group. As previously noted, Liberty issued the Liberty Entertainment group tracking stock on March 4, 2008. The assets and businesses attributed to the Liberty Entertainment group were previously attributed to the Capital group. The presentation below treats the assets and businesses attributed to the Liberty Entertainment group as though they had been attributed to the Group since January 1, 2007.

        Liberty Entertainment group's revenue increased 32% and adjusted OIBDA increased 13% for the quarter. The increases are primarily due to growth at Starz Entertainment and the addition of the Liberty Sports Group which was acquired in February 2008. Liberty Entertainment group's results are comprised of Starz Entertainment, FUN and the Liberty Sports Group.

Starz Entertainment, LLC

        Starz Entertainment revenue increased 8% to $275 million and adjusted OIBDA increased 24% to $68 million.

        The increase in revenue was primarily due to higher effective rates for Starz Entertainment's services and to a lesser extent, increases in the weighted average number of subscription units. Starz and Encore, the two principal service offerings of Starz Entertainment, experienced average subscription unit increases of 6% and 11%, respectively, during the quarter. The effects of these increases in subscription units are somewhat mitigated by Starz Entertainment's fixed-rate affiliation agreements.

        Starz Entertainment's operating expenses increased 4% due to increased SG&A expenses associated with a new Starz branding campaign. Programming expenses decreased 4% as a result of lower bonus payment amortization and a lower percentage of first-run movie exhibitions as compared to the number of library product exhibitions partially offset by a higher effective rate for the movie titles exhibited in 2008.

        "Starz posted another strong quarter of growth. The number of subscribers to our channels continued to increase, and the Starz flagship channel finished first in total day ratings among premium channels in 10 of the first 26 weeks of the year," said Starz LLC Chairman and CEO Robert B. Clasen. "In addition, we completed our first affiliate deal for StarzPlay, our broadband movie service, with Verizon Communications.

        LIBERTY CAPITAL GROUP—The businesses and assets attributed to Liberty Capital group are all of Liberty's businesses and assets other than those attributed to the Liberty Interactive group and Liberty Entertainment group and include its subsidiaries Starz Media, LLC, TruePosition, Inc., Atlanta National League Baseball Club, Inc. (the owner of the Atlanta Braves), Leisure Arts, Inc., and WFRV and WJMN Television Station, Inc., and its interests in Time Warner, Inc. and Sprint Nextel Corporation.

        Liberty Capital group's revenue increased to $174 million or 33% while its adjusted OIBDA deficit increased to $40 million for the quarter. The increase in revenue was primarily due to the acquisition of the Atlanta Braves baseball club in May 2007. The increase in the adjusted OIBDA deficit was due to marketing and advertising costs associated with the release of several Overture films at Starz Media.

        CEO Robert B. Clasen stated, "Overture Films' movie The Visitor proved to be the sleeper indie hit of the year, opening in April to critical acclaim and finishing among the top box office performers among all films in the second quarter. Anchor Bay Entertainment began the home entertainment distribution of Overture's first movie Mad Money which has performed very strongly."

Share Repurchases

        During the second quarter and through July 31, 2008, Liberty repurchased 18.1 million shares of Series A Liberty Capital common stock at an average cost per share of $14.79 for total cash consideration of $267 million. These repurchases represent 14% of the shares outstanding.

NOTES

        Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses. Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Entertainment group and Liberty Capital group.

        As a supplement to Liberty's consolidated statements of operations included in its 10-Q, the following is a presentation of financial information on a stand-alone basis for QVC and Starz Entertainment which have been identified as the principal operating segments of Liberty Interactive and Liberty Entertainment, respectively.

        Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2008 to the same periods in 2007. Please see page 10 of this press release for the definition of adjusted OIBDA and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment adjusted OIBDA for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the adjusted OIBDA for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2008 presentation. Liberty completed the sale of its controlling interests in OpenTV and On Command during 2007, and as such, the financial results of these companies have been excluded from all periods presented.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	March 31, 2008	June 30, 2008
InterActiveCorp	$1,728	1,605
Expedia(1)	1,515	1,272
GSI Commerce	121	130

Total Attributed Liberty Interactive Group	$3,364	3,007

DIRECTV(1)	11,662	14,073

Total Attributed Liberty Entertainment Group	$11,662	14,073

Non Strategic Public Holdings(2)	4,565	4,716

Total Attributed Liberty Capital Group	$4,565	4,716

(1)
Represents fair value of Liberty's investments in Expedia and DIRECTV. In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)
Represents Liberty's non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments. Also includes the liability associated with borrowed shares which totaled $751 million and $682 million at March 31, 2008 and June 30, 2008, respectively.

Cash and Debt

        The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	March 31, 2008	June 30, 2008
Cash and Cash Related Investments:
Total Attributed Liberty Interactive Group Cash (GAAP)	$646	731
Total Attributed Liberty Entertainment Group Cash (GAAP)	981	1,029
Total Attributed Liberty Capital Group Cash (GAAP)(1)	2,259	2,116

Total Liberty Consolidated Cash (GAAP)	$3,886	3,876

Debt:
Senior Notes and Debentures(2)	$3,108	3,108
QVC Bank Credit Facility	4,489	4,486
Other	78	78
Less: Unamortized Discount	(14)	(15)

Total Attributed Liberty Interactive Group Debt (GAAP)	7,661	7,657

Senior Exchangeable Debentures(3)	551	551
Liberty derivative borrowing	—	1,993
Other	54	53

Total Attributed Liberty Entertainment Group Debt	605	2,597
Less: Fair Market Value Adjustment	(166)	(223)

Total Attributed Liberty Entertainment Group Debt (GAAP)	439	2,374

Senior Exchangeable Debentures(3)	3,442	3,442
Bank Credit Facility	750	750
Other	673	713

Total Attributed Liberty Capital Group Debt	4,865	4,905
Less: Fair Market Value Adjustment	(963)	(957)

Total Attributed Liberty Capital Group Debt (GAAP)	3,902	3,948

Total Consolidated Liberty Debt (GAAP)	$12,002	13,979

(1)
Does not include $643 million and $542 million of restricted cash on March 31, 2008 and June 30, 2008, respectively, that is reflected in other long-term assets in Liberty's condensed consolidated balance sheet. Please see discussion related to Investment Fund in the footnotes to Liberty's condensed consolidated financial statements included in its most recently filed Form 10-Q.

(2)
Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(3)
Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

        Total attributed Liberty Interactive group cash and liquid investments increased $85 million compared to March 31, 2008 primarily due to cash flow from QVC operations partially offset by tax sharing payments to Liberty Capital group and interest payments. Total attributed Liberty Interactive group debt remained flat compared to March 31, 2008.

        Total attributed Liberty Entertainment group cash and liquid investments increased $48 million compared to March 31, 2008 primarily due to cash flow from Starz Entertainment operations. Total attributed Liberty Entertainment group debt increased $1.992 billion compared to March 31, 2008 due to borrowings against the equity collar on 110 million DIRECTV shares.

        Total attributed Liberty Capital group cash and liquid investments decreased $143 million compared to March 31, 2008 due to the purchase of Liberty Capital Series A common stock and cash taxes paid partially offset by tax sharing payments received from Liberty Interactive group and Liberty Entertainment group. Total attributed Liberty Capital group debt increased $40 million compared to March 31, 2008 due to increased subsidiary debt.

         Important Notice:    Liberty Media Corporation (Nasdaq: LINTA, LINTB, LMDIA, LMDIB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty's earnings release in a conference call which will begin at 11:00am (ET) on August 11, 2008. The call can be accessed by dialing (877) 719-9791 or (719) 325-4774 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 1:00 p.m. (ET) on August 11, 2008 through 12:00 p.m. (ET) August 18, 2008, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 7804069#. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release will also be available on the Liberty Media web site.

        Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the long-term prospects of QVC and anticipated programming costs for Starz Entertainment in 2008. These forward looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results, performance or achievements of the operating businesses of Liberty included herein could differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of Liberty, including the most recently filed Form 10-Q of Liberty; general economic and business conditions and industry trends including in the advertising and retail markets; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue and home shopping networks; disruption in the production of theatrical films or television programs due to strikes by unions representing writers, directors or actors; increased digital television penetration and the impact on channel positioning of our networks; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses' products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this press release. Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

        Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

        As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC and Starz Entertainment) owned by or in which Liberty held an interest at June 30, 2008.

        Please see below for the definition of adjusted OIBDA and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2007 and 2008 of adjusted OIBDA to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

(amounts in millions)	2Q07	3Q07	4Q07	1Q08	2Q08
Liberty Interactive Group
QVC (100%)
Revenue—Domestic	$1,184	1,174	1,676	1,176	1,181
Revenue—International	509	512	658	589	580

Revenue—Total	$1,693	1,686	2,334	1,765	1,761

Adjusted OIBDA—Domestic	$292	278	396	281	286
Adjusted OIBDA—International	91	86	135	106	101

Adjusted OIBDA—Total	$383	364	531	387	387

Operating Income	$244	231	396	250	253
Gross Margin—Domestic	37.6%	36.6%	35.4%	36.4%	37.0%
Gross Margin—International	37.5%	36.7%	37.3%	36.8%	37.3%

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Revenue	$254	282	265	273	275
Adjusted OIBDA	$55	88	48	74	68
Operating Income	$42	78	30	60	53
Subscription Units—Starz	16.1	16.0	16.3	16.8	17.0
Subscription Units—Encore	28.4	30.3	30.7	31.4	31.3

NON-GAAP FINANCIAL MEASURES

        This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity's operating income, determined under GAAP. Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Adjusted OIBDA, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

        Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment adjusted OIBDA to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity's adjusted OIBDA to its operating income calculated in accordance with GAAP (Schedule 2).

SCHEDULE 1

        The following table provides a reconciliation of consolidated segment adjusted OIBDA to earnings from continuing operations before income taxes and minority interest for the three months ended June 30, 2007 and 2008, respectively.

(amounts in millions)	2007	2008
Liberty Interactive Group	$393	410
Liberty Entertainment Group	55	62
Liberty Capital Group	(31)	(40)

Consolidated segment adjusted OIBDA	$417	432

Consolidated segment adjusted OIBDA	$417	432
Stock compensation	(18)	(27)
Depreciation and amortization	(172)	(176)
Interest expense	(145)	(187)
Realized and unrealized gains (losses) on financial instruments, net	(251)	(37)
Gains (losses) on disposition of assets, net	629	(1)
Other, net	85	206

Earnings from continuing operations before income taxes and minority interest	$545	210

SCHEDULE 2

        The following table provides a reconciliation for QVC and Starz Entertainment of adjusted OIBDA to operating income calculated in accordance with GAAP for the three months ended June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008, respectively.

(amounts in millions)	2Q07	3Q07	4Q07	1Q08	2Q08
Liberty Interactive Group
QVC (100%)
Adjusted OIBDA	$383	364	531	387	387
Depreciation and Amortization	(134)	(129)	(133)	(132)	(129)
Stock Compensation Expense	(5)	(4)	(2)	(5)	(5)

Operating Income	$244	231	396	250	253

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Adjusted OIBDA	$55	88	48	74	68
Depreciation and Amortization	(6)	(3)	(6)	(4)	(5)
Stock Compensation Expense	(7)	(7)	(12)	(10)	(10)

Operating Income	$42	78	30	60	53

QuickLinks

LIBERTY MEDIA REPORTS SECOND QUARTER FINANCIAL RESULTS